Exhibit 99.1

FitLife Brands Announces Third Quarter 2024 Results

OMAHA, NE – November 14, 2024 – FitLife Brands, Inc. (“FitLife” or the “Company”) (NASDAQ: FTLF), a provider of innovative and proprietary nutritional supplements and wellness products, today announced financial results for the third quarter ended September 30, 2024.

Highlights for the third quarter ended September 30, 2024 include:

●	Total revenue was $16.0 million, an increase of 15% compared to the third quarter of 2023.

●	Online sales were $10.8 million, representing 68% of total revenue and an increase of 14% compared to the third quarter of 2023.

●	Gross margin was 43.8% compared to 41.0% during the third quarter of 2023.

●	Net income was $2.1 million compared to $1.7 million during the third quarter of 2023.

●	Basic earnings per share and diluted earnings per share were $0.46 and $0.43, respectively, compared to $0.38 and $0.35 during the third quarter of 2023.

●	Adjusted EBITDA was $3.6 million, a 41% increase compared to the third quarter of 2023.

●	The Company ended the quarter with $14.3 million outstanding on its term loans and cash of $4.7 million, or total net debt of $9.5 million.

For the third quarter ended September 30, 2024, total revenue was $16.0 million, an increase of 15% compared to $13.9 million during the same period last year. Online revenue for the quarter was $10.8 million, an increase of 14% compared to the quarter ended September 30, 2023. Online revenue accounted for 68% of the Company’s total revenue during the quarters ended September 30, 2024 and 2023.

Wholesale revenue for the quarter ended September 30, 2024 was $5.2 million, an increase of 16% compared to the same period last year. The Company’s recent acquisitions of Mimi’s Rock Corp (“MRC”) and the MusclePharm assets contributed $1.3 million of wholesale revenue during the third quarter of 2024, while Legacy FitLife wholesale revenue was down $0.5 million, or 12%, compared to the same period last year.

Gross margin for the quarter ended September 30, 2024 was 43.8% compared to 41.0% during the same period in the prior year.

Net income for the third quarter of 2024 was $2.1 million compared to $1.7 million during the quarter ended September 30, 2023. Basic and diluted earnings per share were $0.46 and $0.43 respectively, compared to $0.38 and $0.35 during the third quarter of 2023.

Adjusted EBITDA for the quarter ended September 30, 2024 was $3.6 million, an increase of 41% compared to the same period in 2023. Adjusted EBITDA for the last twelve months, which includes four full quarters of MRC’s financial performance but approximately only three and a half quarters of MusclePharm, was $13.4 million.

As of September 30, 2024, the Company had $14.3 million outstanding on its term loans and cash of $4.7 million, or total net debt of approximately $9.5 million. The Company’s $3.5 million revolving line of credit remains undrawn.

Performance of Acquired Brands

Management frequently receives questions from investors regarding the performance of brands subsequent to their acquisition by the Company. In an effort to be responsive to these questions, the Company has provided additional disclosure in this press release and in the Management’s Discussion and Analysis section of the Company’s Form 10-Q filed with the SEC. The Company currently intends to provide this level of disclosure for no more than two years following a transaction, after which the performance of acquired brands will be reported as part of Legacy FitLife results.

One of the primary metrics used by management to evaluate the performance of the Company’s brands is contribution, a non-GAAP financial measure which management defines as gross profit less advertising and marketing expenditures. Other companies may also report contribution as a performance metric, but their definition or calculation of contribution may differ from the Company’s. Management believes that contribution, as defined by the Company, is a particularly relevant performance metric since it incorporates the gross profit associated with a specific brand or collection of brands as well as the advertising and marketing expenditures associated with the same brand or brands. With limited exceptions, other operating expenses incurred by the Company are generally not allocable to a specific brand or collection of brands.

Other than for MusclePharm, the numbers in the contribution tables presented below in the body of the press release represent the performance of a collection of brands. Legacy FitLife consists of nine brands and MRC consists of three brands. These collections of brands do not meet the definition of operating segments and are not managed as such.

Legacy FitLife
(Unaudited)

	2023		2024
	Q3	Q4	Q1	Q2	Q3
Wholesale revenue	4,361	4,011	4,506	4,224	3,859
Online revenue	2,339	2,134	2,455	2,578	2,443
Total revenue	6,700	6,145	6,961	6,802	6,302
Gross profit	2,490	2,480	2,928	3,006	2,684
Gross margin	37.2%	40.4%	42.1%	44.2%	42.6%
Advertising and marketing	79	71	80	94	70
Contribution	2,411	2,409	2,848	2,912	2,614
Contribution as a % of revenue	36.0%	39.2%	40.9%	42.8%	41.5%

For the third quarter of 2024, Legacy FitLife revenue declined 6% compared to the same period last year, driven by a 12% decline in wholesale revenue partially offset by 4% increase in online revenue.

Despite the revenue decline, gross profit and contribution for Legacy FitLife increased by 8% compared to the same period last year. Gross margin increased from 37.2% during the third quarter of 2023 to 42.6% during the third quarter of 2024. Contribution as a percentage of revenue increased from 36.0% to 41.5% over the same time period.

The Company’s wholesale revenue continues to be challenged by declining customer counts in the brick-and-mortar stores of our wholesale partners. However, at least some of the customers choosing to no longer shop in brick-and-mortar locations continue to purchase Legacy FitLife products online, and when a customer buys online the Company earns higher gross profit and contribution.

Mimi's Rock (MRC)
(Unaudited)

	2023		2024
	Q3	Q4	Q1	Q2	Q3
Wholesale revenue	85	91	94	90	71
Online revenue	7,117	6,811	7,399	7,371	7,139
Total revenue	7,202	6,902	7,493	7,461	7,210
Gross profit	3,206	2,790	3,520	3,597	3,441
Gross margin	44.5%	40.4%	47.0%	48.2%	47.7%
Advertising and marketing	1,196	846	1,062	1,071	929
Contribution	2,010	1,944	2,458	2,526	2,512
Contribution as % of revenue	27.9%	28.2%	32.8%	33.9%	34.8%

For the third quarter of 2024, MRC revenue was approximately flat compared to the same period in 2023. Over the same time period, despite minimal growth in total revenue, gross profit increased 7% and contribution increased 25%. For the third quarter of 2024, gross margin increased to 47.7% from 44.5% last year.

Revenue for the largest MRC brand—Dr. Tobias—increased 6% while revenue for the skin care brands—Maritime Naturals and All Natural Advice—declined 33% in the third quarter of 2024 compared to the same period in 2023.

At the time of the MRC acquisition in 2023, the skin care brands were sold in a number of countries. Analysis subsequent to the acquisition determined that—in almost all countries other than Canada and the US—the products were being sold at levels resulting in negative contribution. Even worse, in many of those countries, the products were being sold at negative gross margins.

To optimize performance of the skin care brands, management exited a number of countries and raised prices in other countries. As a result of these changes, a substantial amount of unprofitable revenue was eliminated.

The substantial year-over-year increase in contribution for the MRC brands is a function of the optimization of the skin care brands, beneficial product mix within the Dr. Tobias brand, as well as the optimization of advertising spend across all MRC brands.

MusclePharm
(Unaudited)

	2023		2024
	Q3	Q4	Q1	Q2	Q3
Wholesale revenue	-	180	1,117	1,388	1,231
Online revenue	-	73	978	1,279	1,234
Total revenue	-	253	2,095	2,667	2,465
Gross profit	-	93	839	977	876
Gross margin	-	36.8%	40.0%	36.6%	35.5%
Advertising and marketing	-	-	86	161	94
Contribution	-	93	753	816	782
Contribution as % of revenue	-	36.8%	35.9%	30.6%	31.7%

MusclePharm revenue decreased 8% sequentially from the second quarter of 2024 to the third quarter of 2024, with wholesale revenue decreasing 11% and online revenue decreasing 4%. Lower revenue during the quarter is partially due to the normal seasonality of sales in the second half of the year. In addition, some significant wholesale orders slipped into October and, as a result, monthly revenue for MusclePharm in October was the highest it has been since the Company acquired the MusclePharm assets.

The Company has also made significant progress with new wholesale partners. Subsequent to the end of the third quarter, the Company secured placement for MusclePharm’s Combat Sport protein bars in several regional grocery and convenience chains. The Company also signed an agreement to license the MusclePharm brand to a manufacturer in Israel.

Additionally, the Company is in the process of launching the new MusclePharm Pro Series, a collection of premium sports nutrition products. The Pro Series, consisting initially of 9 SKUs, will be launched in a two-month pilot in high-volume Vitamin Shoppe stores (consisting of approximately 60% of Vitamin Shoppe’s nationwide store base) during the first quarter of 2025. If the pilot effort is successful, the Pro Series is anticipated to be added to the assortment in all Vitamin Shoppe stores and will be exclusive to Vitamin Shoppe for a period of 12 months.

As part of these and other efforts to drive revenue growth, the Company is making targeted investments in advertising and promotion for the MusclePharm brand in both the wholesale and online channels. As a result of these investments, gross margin and contribution margin as a percent of revenue may fluctuate from quarter to quarter.

FitLife Consolidated
(Unaudited)

	2023		2024
	Q3	Q4	Q1	Q2	Q3

Wholesale revenue	4,446	4,282	5,717	5,702	5,161
Online revenue	9,456	9,018	10,832	11,228	10,816
Total revenue	13,902	13,300	16,549	16,930	15,977
Gross profit	5,696	5,363	7,287	7,580	7,001
Gross margin	41.0%	40.3%	44.0%	44.8%	43.8%
Advertising and marketing	1,275	917	1,228	1,326	1,093
Contribution	4,421	4,446	6,059	6,254	5,908
Contribution as % of revenue	31.8%	33.4%	36.6%	36.9%	37.0%

For the Company overall, revenue increased 15%, gross profit increased 23%, and contribution increased 34% compared to the third quarter of 2023. Gross margin increased to 43.8% compared to 41.0% during the third quarter of last year. Contribution as a percentage of revenue increased to 37.0% compared to 31.8% during the third quarter of last year.

Management Commentary

Dayton Judd, the Company’s Chairman and CEO commented, “I am pleased with the Company’s continued strong performance. At MRC, the Dr. Tobias brand—which represents just over 90% of the MRC business—continued to grow despite significant year-over-year reductions in advertising and marketing spend. And although revenue for MRC’s skin care brands has declined significantly due to our decision to exit unprofitable markets and raise prices in others, the brands are substantially more profitable. The MRC brands’ collective contribution of approximately $9.4 million over the last twelve months compares very favorably to the $17.1 million acquisition price the Company paid for MRC.

“For the past couple of years following the COVID pandemic, we have experienced declining sales of our products through brick-and-mortar retailers, primarily due to store closures and declining foot traffic. For the first eight months of 2024, the year-over-year percentage declines in retail sales of FitLife products were in the low double digits. We are encouraged that the rate of decline has improved sequentially in each month over the past four months, with year-over-year declines now in the single digits. Also, as a reminder, the profit impact of wholesale declines for our Legacy FitLife brands are largely offset by the continued growth in high-margin online sales of those products.

“With regard to MusclePharm, we are encouraged by the recent wins we have had for the MusclePharm Combat Sport bars and the new MusclePharm Pro Series, and we remain engaged with a number of other prospective customers as we seek to continue to grow the brand.

“Overall, I am pleased with the strong performance of our brands, which would not be possible without the continued dedication of each FitLife team member. The Company’s balance sheet is strong, with net debt now representing approximately only 0.7x adjusted LTM EBITDA. During 2023, we borrowed $22.5 million to help fund the purchase of MRC and the MusclePharm assets. As of the end of the third quarter of 2024, we had repaid $8.25 million of those borrowings, and on a net debt basis only $9.5 million remains outstanding. The Company continues to evaluate potential M&A opportunities with a specific focus on accretive, non-dilutive transactions.”

Earnings Conference Call

The Company will hold an investor conference call on Thursday, November 14, 2024 at 4:30 pm ET. Investors interested in participating in the live call can dial (833) 492-0064 from the U.S. and provide the conference identification code of 683771. International participants can dial (973) 528-0163 and provide the same code.

About FitLife Brands

FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements and wellness products for health-conscious consumers. FitLife markets more than 250 different products primarily online, but also through domestic and international GNC® franchise locations as well as through various other retail locations. FitLife is headquartered in Omaha, Nebraska. For more information, please visit our website at www.fitlifebrands.com.

Forward-Looking Statements

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to, the ability of the Company to continue to grow revenue, and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

FITLIFE BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS:
CURRENT ASSETS
Cash and cash equivalents	$4,664	$1,139
Restricted cash	56	759
Accounts receivable, net of allowance of doubtful accounts of $19 and $17, respectively	2,008	2,046
Inventories, net of allowance for obsolescence of $86 and $162, respectively	10,371	9,091
Sales tax receivable	58	1,019
Prepaid expense and other current assets	942	639
Total current assets	18,099	14,693

Property and equipment, net	91	137
Right of use asset	431	121
Intangibles, net of amortization of $143 and $113, respectively	26,314	26,309
Goodwill	13,130	13,294
Deferred tax asset	522	792
TOTAL ASSETS	$58,587	$55,346

LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$4,078	$3,261
Accrued expense and other liabilities	957	1,026
Income taxes payable	1,861	892
Product returns	570	571
Term loan – current portion	4,500	4,500
Lease liability - current portion	89	87
Total current liabilities	12,055	10,337

Term loan, net of current portion and unamortized deferred finance costs	9,664	15,509
Long-term lease liability, net of current portion	352	51
Deferred tax liability	2,358	2,413
TOTAL LIABILITIES	24,429	28,310

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 10,000 shares authorized, none outstanding as of September 30, 2024 and December 31, 2023	-	-
Common stock, $0.01 par value, 60,000 shares authorized; 4,598 issued and outstanding as of September 30, 2024 and December 31, 2023	46	46
Additional paid-in capital	31,043	30,699
Retained earnings (accumulated deficit)	3,497	(3,417)
Foreign currency translation adjustment	(428)	(292)
TOTAL STOCKHOLDERS' EQUITY	34,158	27,036
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$58,587	$55,346

FITLIFE BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30		Nine months ended September 30
	2024	2023	2024	2023

Revenue	$15,977	$13,902	$49,456	$39,401
Cost of goods sold	8,976	8,206	27,588	23,332
Gross profit	7,001	5,696	21,868	16,069

OPERATING EXPENSE:
Advertising and marketing	1,093	1,275	3,647	3,359
Selling, general and administrative	2,645	1,897	7,681	5,399
Merger and acquisition related	59	32	217	1,519
Depreciation and amortization	22	22	85	64
Total operating expense	3,819	3,226	11,630	10,341

OPERATING INCOME	3,182	2,470	10,238	5,728

OTHER EXPENSE (INCOME)
Interest income	(19)	(119)	(41)	(269)
Interest expense	326	249	1,085	598
Foreign exchange (gain) loss	(21)	210	(26)	93
Total other expense (income)	286	340	1,018	422

INCOME BEFORE INCOME TAX PROVISION	2,896	2,130	9,220	5,306

PROVISION FOR INCOME TAXES	770	434	2,306	1,490

NET INCOME	$2,126	$1,696	$6,914	$3,816

NET INCOME PER SHARE
Basic	$0.46	$0.38	$1.50	$0.86
Diluted	$0.43	$0.35	$1.40	$0.78
Basic weighted average common shares	4,598	4,446	4,598	4,458
Diluted weighted average common shares	4,965	4,891	4,943	4,901

FITLIFE BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(In thousands)

(Unaudited)

	Nine months ended September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,914	$3,816
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	85	64
Allowance for doubtful accounts	2	(17)
Allowance for inventory obsolescence	(76)	35
Stock-based compensation	344	94
Amortization of deferred financing costs	31	8
Changes in operating assets and liabilities:
Accounts receivable - trade	18	(498)
Inventories	(1,223)	2,534
Deferred tax asset	270	709
Prepaid expense, other current assets and sales tax receivable	793	(471)
Right-of-use assets	72	60
Accounts payable	827	(3,570)
Lease liability	(82)	(60)
Accrued expense, other liabilities and income taxes payable	680	71
Product returns	(2)	(3)
Net cash provided by operating activities	8,653	2,772

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(10)	(60)
Cash paid for acquisition of Mimi’s Rock Corp.	-	(17,099)
Cash deposit paid for the acquisition of assets	-	(1,825)
Net cash used in investing activities	(10)	(18,984)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on term loans	-	12,500
Payments on term loans	(5,875)	(1,250)
Net cash provided by (used in) financing activities	(5,875)	11,250

Foreign currency impact on cash	54	(3)

CHANGE IN CASH AND RESTRICTED CASH	2,822	(4,965)
CASH AND RESTRICTED CASH, BEGINNING OF PERIOD	1,898	13,277
CASH AND RESTRICTED CASH, END OF PERIOD	$4,720	$8,312

Supplemental cash flow disclosure
Cash paid for income taxes	$1,105	$593
Cash paid for interest, net of amounts capitalized	$1,083	$475

Non-GAAP Financial Measures

The financial information included in this release and the presentation below contain certain financial measures defined as “non-GAAP financial measures” by the SEC, including non-GAAP EBITDA and non-GAAP adjusted EBITDA. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

As presented below, non-GAAP EBITDA excludes interest, foreign currency gain/loss, income taxes, depreciation and amortization. Adjusted non-GAAP EBITDA excludes, in addition to interest, foreign currency gain/loss, taxes, depreciation and amortization, equity-based compensation, M&A/integration expense, restructuring and non-recurring gains or losses. The Company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expense and other items that may not be indicative of its core operating results and business outlook. The Company believes that the inclusion of non-GAAP measures in the financial presentation below allows investors to compare the Company’s financial results with the Company’s historical financial results and is an important measure of the Company’s comparative financial performance.

The Company’s calculation of Adjusted EBITDA for the three and nine months ended September 30, 2024 and 2023 is as follows:

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income	$2,126	$1,696	$6,914	$3,816
Interest expense	326	249	1,085	598
Interest income	(19)	(119)	(41)	(269)
Foreign exchange (gain) loss	(21)	210	(26)	93
Provision for income taxes	770	434	2,306	1,490
Depreciation and amortization	22	22	85	64
EBITDA	3,204	2,492	10,323	5,792
Non-cash and non-recurring adjustments
Stock-based compensation	141	21	344	94
Merger and acquisition related	59	32	217	1,519
Restructuring costs	184	-	184	-
Amortization of inventory step-up	-	-	-	323
Non-recurring loss on foreign currency forward contract	-	-	-	112
Adjusted EBITDA	$3,588	$2,545	$11,068	$7,840